UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549
                    OMB APPROVAL


                    SCHEDULE 13G

     Under the Securities Exchange Act of 1934


                  (Amendment No.    )*


        Municipal Mortgage and Equity, L.L.C.
        ------------------------------------
                  (Name of Issuer)


             Growth Shares, no par value
           ------------------------------
           (Title of Class of Securities)



                    62624 B 101
                   --------------
                   (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
62624B101
13G
Page 2 of 14 Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Mark K. Joseph


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY  EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

1,151

6
SHARED VOTING POWER

749,590

7
SOLE DISPOSITIVE POWER

1,151

8
SHARED DISPOSITIVE POWER

749,590

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

750,741

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.8%

12
TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page    3  of 14      Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Shelter Development Holdings, Inc.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

26,729

7
SOLE DISPOSITIVE POWER

-0-

8
SHARED DISPOSITIVE POWER

26,729

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

26,729

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%

12
TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page   3  of  14     Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SCA Associates 86-II Limited Partnership

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

203,140

7
SOLE DISPOSITIVE POWER

-0-

8
SHARED DISPOSITIVE POWER

203,140

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

203,140

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.8%

12
TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page   4  of 14      Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SCA Associates 95-II Limited Partnership

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

277,982

7
SOLE DISPOSITIVE POWER

-0-

8
SHARED DISPOSITIVE POWER

277,982

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

277,982

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.5%

12
TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page   5  of 14      Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SDC Associates Limited Partnership

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

50,786

7
SOLE DISPOSITIVE POWER

-0-

8
SHARED DISPOSITIVE POWER

50,786

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,786

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.5%

12
TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page   6  of 14      Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SCA Realty, Inc.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

390,606

7
SOLE DISPOSITIVE POWER

-0-

8
SHARED DISPOSITIVE POWER

390,606

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

390,606

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.5%

12
TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page   7  of  14     Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

MME I Corporation

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

332,251

7
SOLE DISPOSITIVE POWER

-0-

8
SHARED DISPOSITIVE POWER

332,251

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

332,251

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.0%

12
TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
62624B101
13G
Page   8  of  14     Pages

1
NAME OF REPORTING PERSON
SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

MME II Corporation

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) X
(b)

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OR ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5
SOLE VOTING POWER

-0-

6
SHARED VOTING POWER

4

7
SOLE DISPOSITIVE POWER

-0-


8
SHARED DISPOSITIVE POWER

4

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12
TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13G

Item 1.   (a)  Name of Issuer:

          Municipal Mortgage and Equity, L.L.C.
          (the "Company")

     (b)  Address of Issuer's Principal
          Executive Offices:

          218 North Charles Street, Suite 500
          Baltimore, Maryland 21201

Item 2.   (a)  Name of Person Filing:

          Mark K. Joseph
          Shelter Development Holdings, Inc.
          SCA Associates 86-II Limited Partnership
          SCA Associates 95-II Limited Partnership
          SDC Associates Limited Partnership
          SCA Realty, Inc.
          MME I Corporation
          MME II Corporation


     (b)  Address of Principal Business
          Office or, if none, Residence:

          218 North Charles Street, Suite 500
          Baltimore, Maryland 21201


     (c)  Citizenship:

          United States

     (d)  Title of Class of Securities:

          Growth Shares, no par value  (the "Shares").

     (e)  CUSIP Number:

          62624 B 101


Item 3. If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  [ ]  Broker or Dealer registered under section 15 of the Act

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

     (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F)

     (g)  [ ]  Parent Holding Company, in accordance with
               240.13d-1(b)(1)(ii)(G)

     (h)  [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership.

     (a)  Amount beneficially owned:

          See Schedule A hereto

     (b)  Percent of Class:

          See Schedule A hereto

     (c) Number of shares as to which such person has: (i) sole power to vote or direct the vote; (ii) shared power to vote or direct the vote;
          (iii) sole power to dispose or to direct the disposition of; (iv) shared power to dispose or to direct the disposition of.

          See Schedule A hereto

Item 5.   Ownership of Five Percent or Less of a Class.

     [ ] The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          The indentity of each member of the group is disclosed on the cover pages attached hereto.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 14, 1997


                              /s/ Mark K. Joseph
                              Mark K. Joseph

                              SHELTER DEVELOPMENT HOLDINGS, INC.

                              /s/  Mark K. Joseph
                              Mark K Joseph, President

                              SCA ASSOCIATES 86-II LIMITED PARTNERSHIP

                                By: SCA Realty, Inc., its general partner

                                  By:/s/ Mark K. Joseph
                                       Mark K. Joseph, President

                              SCA ASSOCIATES 95-II LIMITED PARTNERSHIP

                                By:  MME I Corporation, its general partner

                                  By:/s/  Mark K. Joseph
                                       Mark K. Joseph, President

                              SDC ASSOCIATES LIMITED PARTNERSHIP

                                By:  MME I Corporation, its general partner

                                  By:/s/  Mark K. Joseph
                                       Mark K. Joseph, President

                              SCA REALTY, INC.

                                By: /s/  Mark K. Joseph
                                     Mark K. Joseph, President

                              MME I Corporation

                                By: /s/  Mark K. Joseph
                                      Mark K. Joseph, President

                              MME II Corporation

                                By: /s/  Mark K. Joseph
                                     Mark K. Joseph, President

                                Schedule A

In the following table, each reference to the percentage of Growth Shares beneficially owned by a reporting person is calculated by using the 11,092,370 growth shares outstanding on December 31, 1996 as shown by the most recent report published by the issuer.

                                                                     Number of Growth Shares as to Which
                             Aggregate                                     Reporting Person Has
                             Number of                       ---------------------------------------------------
                           Growth Shares     Percentage of       Sole        Shared        Sole        Shared
        Reporting           Beneficially      Outstanding      Power to     Power to     Power to     Power to
         Person                Owned         Growth Shares       Vote         Vote       Dispose      Dispose
------------------------- ---------------- ----------------- ------------ ------------ ------------ ------------
Mark K. Joseph                    750,741               6.8%       1,151      749,590        1,151      749,590

Shelter Development                26,729               0.2%           0       26,729            0       26,729
Holdings, Inc.

SCA Associates 86-II              203,140               1.8%           0      203,140            0      203,140
Limited Partnership

SCA Associates 95-II              277,982               2.5%           0      277,982            0      277,982
Limited Partnership

SDC Associates                     50,786               0.5%           0       50,786            0       50,786
Limited Partnership

SCA Realty, Inc.                  390,606               3.5%           0      390,606            0      390,606

MME I Corporation                 332,251               3.0%           0      332,251            0      332,251

MME II Corporation                      4               0.0%           0            4            0            4


                          JOINT FILING AGREEMENT


     The undersigned hereby agree that the Statement on Schedule 13G dated
May 14, 1997 with respect to the Growth Shares of Municipal Mortgage & Equity, L.L.C. is, and any further amendments thereto executed by each or any of us shall be, filed on behalf of each of us pursuant to and in acceptance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date:     May 14, 1997


                              /s/ Mark K. Joseph
                              Mark K. Joseph

                              SHELTER DEVELOPMENT HOLDINGS, INC.

                              /s/  Mark K. Joseph
                              Mark K. Joseph, President

                              SCA ASSOCIATES 86-II LIMITED PARTNERSHIP

                                By: SCA Realty, Inc., its general partner

                                  By:/s/ Mark K. Joseph
                                       Mark K. Joseph, President

                              SCA ASSOCIATES 95-II LIMITED PARTNERSHIP

                                By:  MME I Corporation, its general partner

                                  By:/s/  Mark K. Joseph
                                       Mark K. Joseph, President

                              SDC ASSOCIATES LIMITED PARTNERSHIP

                                By:  MME I Corporation, its general partner

                                  By:/s/  Mark K. Joseph
                                       Mark K. Joseph, President

                              SCA REALTY, INC.

                                By: /s/  Mark K. Joseph
                                     Mark K. Joseph, President

                              MME I Corporation

                                By: /s/  Mark K. Joseph
                                      Mark K. Joseph, President

                              MME II Corporation

                                By: /s/  Mark K. Joseph
                                     Mark K. Joseph, President